Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 19, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of American Railcar Industries, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-136680) and Form S-4 (No. 333-141477) of American Railcar Industries, Inc. and subsidiaries of our reports dated February 19, 2008 relating to the financial statements and effective operation of internal control over financial reporting which appears in the Form 10-K.

/s/ GRANT THORNTON LLP

Chicago, Illinois
February 19, 2008